Exhibit 99


                                                        CONTACT:
                                                        Dennis Milewski,
                                                        (860) 722-5567

FOR IMMEDIATE RELEASE


                     HSB GROUP, INC. NAMES RICHARD H. BOOTH
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER


HARTFORD, Conn., November 29, 1999 -- HSB Group, Inc. (NYSE-HSB) announced today that Richard H. Booth has been elected president and chief executive officer effective January 1, 2000. He succeeds Gordon W. Kreh, who announced his intention to retire from HSB Group during 2000. Mr. Kreh will remain as chairman of the board of directors until his retirement and will assist Mr. Booth during the management transition.

Mr. Booth, 52, has been a member of HSB Group's Board of Directors since July 1996 and is currently executive vice president of strategic development of Phoenix Home Life Mutual Insurance Company, a position he has held since 1994. Prior to joining Phoenix, Mr. Booth served as president, chief operating officer and a director of The Travelers Corporation from 1991-1994. "HSB is a great organization with a leading position in specialty insurance and a unique engineering business," said Mr. Booth. "I am pleased to have the opportunity to serve such a well respected company. I have enjoyed working with Gordon on the board; his perspective, guidance and support will be important to me."

Mr. Kreh said: "I have thoroughly enjoyed my nearly thirty years of association with HSB. I am very confident that Richard's business acumen, management skills and enthusiasm position him well for this new assignment. I look forward to continuing to work with him."

Mr. Booth is a director of Phoenix Home Life, Phoenix Investment Partners, Ltd., Aberdeen Trust PLC, and CuraGen Corporation. He is chairman of the Greater Hartford Arts Council's United Arts Campaign 2000, a member of the Corporate Associates Advisory Board of the Nature Conservancy, the Board of Fellows of Trinity College and a board member of the World Affairs Council. He is also a past member of the board of trustees and treasurer of the Wadsworth Atheneum.


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Mr.  Kreh  joined The  Boiler  Inspection  and  Insurance  Company of Canada,  a
subsidiary of HSB Group, in 1971. In 1988, he was named senior vice president of Engineering Insurance Group, an affiliate of the Company, and became its president in 1989. He became senior vice president of the Company in 1992, president in 1993, chief executive officer in 1994 and was elected chairman of the board in 1998. Mr. Kreh is a board member of the American Insurance Association, and a director of The Hartford Steam Boiler Inspection and Insurance Company, The Boiler Inspection and Insurance Company of Canada and HSB Engineering Insurance Limited, affiliates of the Company. He is also a director of HSB Industrial Risk Insurers and president of the board of directors of the Greater Hartford Arts Council and a trustee of the Wadsworth Atheneum.

HSB Group, Inc., the parent company of The Hartford Steam Boiler Inspection and Insurance Company, is a global provider of specialty insurance products, engineering services and management consulting. The Hartford Steam Boiler Inspection and Insurance Company was founded in 1866 to provide loss prevention service and insurance to businesses, industries and institutions. For more information about HSB, visit its web site at www.hsb.com.